EXHIBIT 4.9

                             CORNELL COMPANIES, INC.
                            2000 DIRECTOR STOCK PLAN

1.    PURPOSE

      This Cornell Companies, Inc. 2000 Director Stock Plan (the "Plan") is hereby established by Cornell Companies, Inc. (the "Company"). The purpose of the Plan is to enable the Company to pay all or part of the compensation of its directors in shares of the Company's common stock, par value $.001 per share ("Stock"). The Plan permits directors to elect to take all or part of their cash compensation in the form of Stock.

2.    ELIGIBILITY

      Each member of the Board of Directors of the Company (the "Board") or any of its subsidiaries (a "Director") shall be eligible for participation in the Plan.

3.    ADMINISTRATION

      The Compensation Committee of the Board, or its successor (the "Committee"), shall have full power and authority to construe, interpret and administer the Plan. Decisions of the Committee shall be final, conclusive and binding on all parties.

4.    ELECTIVE GRANTS

      Each Director may elect to have any part or all of the fees payable to such Director for services as a Director of the Company or its subsidiaries paid in the form of Stock. Such election shall be made in accordance with Section 5 hereof. Stock issued in lieu of director fees shall be issued as soon as reasonably practicable following the end of each calendar quarter, and the number of shares will be based on a valuation equal to the average of the closing sales prices for the Stock as published in The Wall Street Journal report of the New York Stock Exchange, Inc.--Composite Transactions (or as published in The Wall Street Journal with respect to such other exchange on which the Stock may, at the time, be listed) for the last trading day of each month in such calendar quarter, provided that any fractional share shall be rounded up to the next whole share. If the Stock is not admitted to trading on any date for which the closing sales price is to be determined but the Stock is quoted on the Nasdaq National Market, then reference shall be made to the average of the closing sales prices for the Stock as published in The Wall Street Journal report of the Nasdaq National Market for the last trading day of each month in such calendar quarter, provided that any fractional share shall be rounded up to the next whole share. If the Stock is not so admitted to trading or is not so quoted on any date for which the closing sales price is to be determined, then reference shall be made to the fair market value of the Stock on that date, as determined by the Board in its sole discretion. All Stock issued pursuant to this Plan shall be subject to the vesting restrictions set forth in Section 6 hereof.
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5.    ELECTIONS

      All elections made pursuant to Section 4 hereof shall (a) be made in writing and delivered to the Secretary of the Company, (b) specify the portion of the fees to be paid in Stock, and (c) be irrevocable until the next annual election. All elections made pursuant to Section 4 hereof shall be made annually, prior to January 1 of the year in which the fees for services as a Director are to be earned or, in the case of an individual who becomes a Director during a calander year, on or prior to the date of his or her election as a Director.

6.    VESTING

      (a) This Plan is subject to approval by the stockholders of the Company. All shares of Stock issued pursuant to this Plan prior to approval of the Plan by the Company's stockholders shall be restricted and shall not vest until the later of (i) such time as the Plan is approved by the Company's stockholders and
(ii) six months after the date on which the fees related to such Stock were earned. All shares of Stock issued after approval of the Plan by the Company's stockholders shall be restricted and shall vest six months after the date on which the fees related to such Stock were earned.

      (b) Notwithstanding the provisions of Section 6(a) above, in the event of a Change of Control of the Company, all restrictions with respect to the shares of Stock issued pursuant to this Plan shall lapse. For purposes of this Plan, a Change of Control shall be deemed to occur at such time as (i) the Company merges with or into, consolidates with, or sells or otherwise transfers all or substantially all of its assets to another entity or (ii) a single person or entity and/or group of entities acting in concert acquires all or substantially all of the Company's outstanding Stock.

7.    RIGHTS AS A STOCKHOLDER

      A Director shall not be deemed for any purpose to be, or have any rights as, a stockholder of the Company with respect to any Stock issued under this Plan until such Director shall have become the holder of record of such Stock.

8.    CONTINUATION OF DIRECTORS IN SAME STATUS

      Nothing in this Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Director will have any right to continue as a Director or in any other capacity for any period of time or receive a particular fee or other compensation for services as a Director or otherwise.

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9.    SHARES SUBJECT TO THE PLAN

      (a) Subject to adjustment as provided in Section 9(b) hereof, the aggregate number of shares of Stock which may be issued under the Plan shall not exceed 100,000 shares. Shares of Stock to be issued under the Plan shall be made available, at the sole discretion of the Board, either from authorized but unissued shares of Stock or from issued shares of Stock reacquired by the Company and held in treasury.

      (b) The Committee may make or provide for such adjustments in the maximum number of shares of Stock specified in Section 9(a) hereof or such other adjustments as the Committee in its sole discretion may determine are appropriate to recognize the effect that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation or any other corporate transaction or event having an effect similar to any of the foregoing.

10.   AMENDMENTS AND DISCONTINUANCES

      The Board of Directors may from time to time amend the Plan; provided, however, that no amendment may without stockholder approval (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of shares of Stock which may be issued under the Plan, or
(c) materially modify the requirements as to eligibility for participation in the Plan, and further provided, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

11.   COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS

      No certificate for shares of Stock distributable pursuant to the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements, including, without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the Stock may, at the time, be listed.

12.   TERM OF THE PLAN

      The Plan became effective on February 25, 2000. This Plan shall remain in effect until terminated by action of the Board or the stockholders of the Company.

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13.   RULE 16b-3 COMPLIANCE

      It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the Securities Exchange Act of 1934, as amended. Therefore, if any transaction under this Plan is found not to be in compliance with an exemption from such Section 16(b), then the provision of the Plan governing such transaction shall be deemed amended so that the transaction does comply and is so exempt, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of meeting the requirements of an exemption.

Adoption:

      Board of Directors Meeting held February 25, 2000
      Annual Meeting of Stockholders held __________, 2001